Exhibit 99.1

Scripps nominates consumer research and data expert to company board position

March 25, 2024

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) has nominated senior consumer research and marketing services executive Nishat Mehta to its board of directors.

Mehta was recently appointed chief operating officer and president at Lexitas, a leading national provider of technology-enabled litigation services based in Austin, Texas. He’s responsible for the sales, marketing and operating divisions across the company.

Prior to joining Lexitas, Mehta served as president of global products and solutions for Circana, a Chicago-based company formed from the merger of IRI and The NPD Group. In that role, Mehta led an integrated global team with responsibility for all of Circana's products and several of Circana's commercial divisions, including its media business.

“Nishat has demonstrated experience in commercializing data and advertising products that will help Scripps as we continue to expand into new television platforms and technologies,” Scripps President and CEO Adam Symson said. “In addition, he has strong financial acumen, as a business leader with experience in both private equity and the public markets.”

IRI and The NPD Group are two of the world’s leading market information companies. IRI was founded to track consumers’ behavior and form the largest repository of purchase, media, social, casual and loyalty data in the industry, and it has helped to drive growth for thousands of companies worldwide. Through data collected on consumers’ buying habits, The NPD Group helped thousands of global companies measure, predict and improve performance. Circana advises thousands of leading brands and retailers globally, helping them unlock business growth through advanced technology, analytics, data and expertise.

Before joining IRI, Mehta led the customer communications team at 84.51º, a retail data science, insights and media company. Mehta helped leading grocery retailer The Kroger Co. and its CPG brand partners create relevant and personalized communications to strengthen customer loyalty. Prior to that, Mehta was responsible for developing strategic partnerships at dunnhumby, a data science company helping the world's largest retailer monetize its data assets through insights, media, analytics and consulting. He led the evolution of the company's digital media measurement and targeting business, transforming the way CPG brands bought, sold and measured their media.

Mehta also spent 15 years at MicroStrategy, a leading provider of enterprise business intelligence software.

He graduated from Harvard University with a bachelor's degree in applied mathematics and a master's degree in computer science.

Mehta would replace Lauren Rich Fine, who informed the company she will step down when her term expires in May.

At the May 6 Scripps shareholder annual meeting, Mehta will stand for election as a Class A director.

Investor contact: Carolyn Micheli, (513) 977-3732, Carolyn.micheli@scripps.com
Media contact: Michael Perry, (513) 259-4718, michael.perry@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of more than 60 stations in 40+ markets. Scripps reaches households across the U.S. with national news outlets Scripps News and Court TV and popular entertainment brands ION, Bounce, Defy TV, Grit, ION Mystery and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps’ long-time motto is: “Give light and the people will find their own way.”